UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 2, 2007
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On February 2, 2007, American Axle & Manufacturing Holdings, Inc., (the “Company” or “AAM”) issued a press release regarding AAM’s financial results for the three months and twelve months ended December 31, 2006.
A copy of the press release is furnished as Exhibit 99.1.
Item 7.01 Regulation FD
In addition to the information contained in the press release, AAM expects to discuss the following during the Company’s fourth quarter and full-year 2006 webcast and teleconference on February 2, 2007:
Special Attrition Program (SAP) for UAW represented associates
•	The total cost of the SAP approximated $141 million. This includes a charge of approximately $10 million for pension and postretirement benefit curtailment and special termination benefits.
•	AAM paid approximately $101 million of its total obligations under the SAP in 2006; AAM estimates that it will pay an additional $23 million of such obligations in 2007 and the remaining balance of $7 million thereafter.
Supplemental Unemployment Benefits (SUB):
•	The total cost of benefits provided to UAW represented associates on layoff approximated $77 million in 2006. This cost includes SUB, pension and postretirement benefit expense, medical and other benefits.
•	The accrual for SUB estimated to be payable to associates who are expected to be permanently idled through the end of the current collective bargaining agreement that expires in February 2008 was approximately $13 million at year-end 2006.
•	The total cost of benefits provided to UAW represented associates on layoff in 2007 is expected to approximate $20 million.
AAM’s debt capital structure:
•	Total availability under existing credit facilities at year-end 2006 was approximately $1.29 billion.
•	Cash and availability under credit facilities at year-end 2006 was approximately $630 million.
•	AAM expects interest expense to increase by approximately $15 million in 2007 as compared to 2006.
AAM’s capital spending:
     Full year 2007 Outlook:
•	AAM expects capital spending to range from $240 million to $250 million in 2007.

•	AAM expects a reduction in full year capital spending in 2008 as compared to 2007.
AAM’s sales and production for the major product programs it supports:
     Fourth quarter 2006 and full year 2006:
•	AAM’s fourth quarter 2006 production volumes were down approximately 16% as compared to the fourth quarter of 2005.

•	AAM’s full year 2006 production volumes were down approximately 9% as compared to 2005.

•	AAM’s content-per-vehicle was $1,277 for the fourth quarter of 2006 and $1,225 for the full year 2006.

•	AAM’s four-wheel-drive/all-wheel-drive (4WD/AWD) penetration rate was 61.9% in 2006. AAM defines its 4WD/AWD penetration rate as the total number of front axles produced divided by the number of rear axles produced for the vehicle programs on which it sells product.

     First quarter 2007 and full year 2007 Outlook:
•	AAM expects first quarter 2007 production volumes to be down approximately 12% as compared to the first quarter of 2006.

•	AAM expects full year 2007 production volumes to be down approximately 2% as compared to 2006.

•	AAM expects content-per-vehicle in 2007 to increase approximately 5% as compared to 2006.

•	AAM expects full year sales in 2007 to approximate $3.3 billion.
AAM’s free cash flow:
•	AAM paid approximately $105 million in 2006 to fund payments due under the SAP, the salaried retirement incentive program and severance payments due to associates in our European operations.
•	AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid.
AAM’s pension and other postretirement benefits:
•	AAM’s annual actuarial valuation of pension and other postretirement benefits, including the adoption of FASB Statement No. 158, (SFAS 158) “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans”, resulted in a favorable adjustment to stockholders’ equity of approximately $50 million.
•	AAM expects to adopt the measurement date provisions of SFAS 158 as of January 1, 2007. As a result, AAM expects to record a transition adjustment to stockholders’ equity of approximately $10 million to $15 million in the first quarter of 2007.
•	AAM expects pension and other postretirement benefit expense to be approximately $75 million in 2007.
AAM’s new business backlog:
•	AAM’s new and incremental business backlog of $1.1 billion launches from 2007 – 2012.
•	AAM expects to launch over $200 million of its new and incremental business backlog in 2007.
•	AAM is currently bidding on more than $1.0 billion of new business, most of which is non-GM business.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our current expectations regarding AAM’s special attrition program and other restructuring activities, sales and production outlook, earnings outlook, cash flow outlook, capital spending outlook and new business backlog, all of which are inherently uncertain and should be viewed with caution. Actual results and experience may differ materially due to many factors and risks that are described in the press release furnished as Exhibit 99.1 and discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
The information contained in this Current Report shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description	Method of Furnishing
99.1	Press release dated February 2, 2007	Furnished with this Report

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: February 2, 2007	By:	/s/ Michael K. Simonte

Michael K. Simonte
Vice President – Finance & Chief Financial Officer
(also in the capacity of Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Page
Exhibit 99.1	Press Release dated February 2, 2007	6